Exhibit 99.1

 PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS FIRST-QUARTER RESULTS

•	Earnings per diluted share: $2.22 from net income, $1.86 from adjusted operating income*

•	ROE 10 percent and adjusted operating ROE* 11 percent for the trailing twelve months

•	Reported net premiums increased 10 percent in the first quarter

ST. LOUIS, April 27, 2017 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported first-quarter net income of $145.5 million, or $2.22 per diluted share, compared with $76.5 million, or $1.17 per diluted share, in the prior-year quarter. Adjusted operating income* totaled $122.1 million, or $1.86 per diluted share, compared with $120.8 million, or $1.85 per diluted share, the year before. Net foreign currency fluctuations had an adverse effect of $0.03 per diluted share on net income, and $0.02 per diluted share on adjusted operating income.

	Quarterly Results
($ in thousands, except per share data)	2017	2016
Net premiums	$2,365,696	$2,157,005
Net income	145,512	76,472
Net income per diluted share	2.22	1.17
Adjusted operating income*	122,065	120,750
Adjusted operating income per diluted share*	1.86	1.85
Book value per share	115.24	104.88
Book value per share, excluding accumulated other comprehensive income (AOCI)*	94.72	84.11
Total assets	53,805,820	52,186,624

*	See ‘Use of Non-GAAP Financial Measures’ below

Beginning with the announcement of first-quarter results, the Company is modifying the labeling of its non-GAAP measure “operating income” to “adjusted operating income.” The definition and calculation of these measures are identical. Only the name of the measure is changing. The Company believes this change provides further clarity that “operating income” is a non-GAAP measure. This modification does not affect previously reported results.

Consolidated net premiums totaled $2.4 billion, up 10 percent from last year’s first quarter. Current-period premiums reflected net adverse foreign currency effects of approximately $5.2 million. Excluding spread-based businesses and the value of associated derivatives, investment income rose 11 percent over year-ago levels, attributable to an increase in average invested assets of approximately 13 percent. The rise in investment income was offset, in part, by the impact of lower yields on new money and reinvested assets. The average investment yield, excluding spread businesses, was down 5 basis points to 4.41 percent from the first quarter of 2016, reflecting the impact of lower yields on new money and reinvested

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assets. The average investment yield was 28 basis points lower than the fourth-quarter yield due primarily to a lower level of variable investment income.

The effective tax rate was approximately 30 percent on both pre-tax GAAP income and adjusted operating income this quarter, below an expected range of 34 to 35 percent. The lower-than-expected income tax rate was primarily due to generating a greater-than-expected portion of earnings in jurisdictions that have lower income tax rates than the U.S. statutory rate.

Anna Manning, president and chief executive officer, commented, “Our EPS and adjusted operating EPS improved versus a year ago, but reflected some increased volatility in our segment results, with the U.S. and Canadian Traditional segments experiencing high seasonal individual mortality claims, and our Asia Pacific and EMEA segments performing very well. The broad diversification of earnings that has come with the successful development of our global operating model over time continues to benefit us, even as individual segments or business lines experience periods of natural volatility.

“Premium growth was strong again, up 10 percent on a reported basis and in constant currencies. This reflects solid to strong organic growth across most regions, Asia and EMEA in particular.

“The elevated mortality claims in both the U.S. and Canada were due to a higher number of large claims. We consider this to be random volatility and not attributable to any systemic issue. As we have emphasized in the past, we generally expect short-term claims volatility to moderate over time, and we have not changed our expectations.

“We did not close any significant in-force or other transactions during the quarter, but we remain optimistic about the environment and our pipeline. We ended the quarter with an excess capital position of approximately $1.2 billion. We remain well positioned to continue pursuing a balanced approach to capital management by deploying capital into in-force and other attractive transactions, share repurchases and shareholder dividend increases. Book value per share at March 31 was $115.24 including AOCI, and $94.72 excluding AOCI.

“Looking forward, we remain optimistic about our ability to serve clients, execute on our strategies and deliver attractive financial returns.”

SEGMENT RESULTS

U.S. and Latin America

Traditional

The U.S. and Latin America Traditional segment reported pre-tax net income of $30.0 million, compared with $51.1 million in the first quarter of 2016. Pre-tax adjusted operating income totaled $28.0 million for the quarter, compared with $53.2 million in last year’s first quarter. Results for the current quarter reflected poor claims experience due to an elevated number of large claims, while the prior-year results were generally in line with expectations.

Traditional net premiums increased 6 percent from last year’s first quarter to $1,304.3 million.

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Financial Solutions

The Asset-Intensive business reported pre-tax net income of $85.8 million compared with pre-tax net losses of $30.8 million last year. First-quarter pre-tax adjusted operating income totaled $51.6 million compared with $45.3 million last year, reflecting favorable interest rate spreads and a positive influence from higher equity markets.

The Financial Reinsurance business reported pre-tax net income and pre-tax adjusted operating income of $17.8 million for the first quarter compared with $15.9 million the year before.

Canada

Traditional

The Canada Traditional segment reported pre-tax net income of $19.3 million, compared with $20.1 million the year before. Pre-tax adjusted operating income totaled $16.8 million, compared with $19.4 million in the first quarter of 2016. Both periods experienced modestly worse-than-expected mortality experience, with current-quarter results attributable primarily to large claims. Foreign currency exchange rates had a favorable effect of $1.2 million on pre-tax net income and $1.1 million on pre-tax adjusted operating income for the quarter.

Reported net premiums totaled $215.8 million for the quarter, relatively level with $215.5 million in the year-ago period. Net foreign currency fluctuations had a favorable effect of $7.6 million on net premiums for the quarter.

Financial Solutions

The Canada Financial Solutions business segment, which consists of longevity and fee-based transactions, reported first-quarter pre-tax net income and pre-tax adjusted operating income of $3.6 million, compared with $0.6 million a year ago, reflecting favorable longevity experience. The effect of net foreign currency fluctuations was immaterial to pre-tax net income and pre-tax adjusted operating income in the quarter.

Europe, Middle East and Africa (EMEA)

Traditional

The EMEA Traditional segment reported pre-tax net income and pre-tax adjusted operating income of $14.0 million, compared with pre-tax net losses and pre-tax adjusted operating losses of $1.1 million in last year’s first quarter. The current-period results reflected solid overall experience across the region. Last year’s first quarter experienced unfavorable mortality. Net foreign currency fluctuations adversely affected pre-tax net income and pre-tax adjusted operating income by $0.7 million.

Reported net premiums increased 10 percent from the prior-year period to $304.7 million, primarily due to the impact of new treaties. Foreign currency exchange rates adversely affected net premiums by $17.9 million.

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Financial Solutions

The EMEA Financial Solutions business segment includes longevity, asset-intensive and fee-based transactions. Pre-tax net income totaled $31.9 million, compared with $25.4 million in the year-ago period. Pre-tax adjusted operating income increased to $27.5 million, compared with $25.6 million the year before. Both periods reflected favorable longevity experience. Net foreign currency fluctuations adversely affected pre-tax net income by $4.7 million and pre-tax adjusted operating income by $4.0 million.

Asia Pacific

Traditional

The Asia Pacific Traditional segment reported pre-tax net income of $41.7 million, compared with $41.2 million in the prior-year period. Pre-tax adjusted operating income totaled $41.7 million, compared with $41.1 million a year ago. Underwriting experience was favorable across Asia, with profitable results in Australia. The year-ago period reflected particularly strong results in Australia and solid results across the rest of Asia. Net foreign currency fluctuations had a favorable effect of $0.9 million on pre-tax net income and pre-tax adjusted operating income.

Reported net premiums rose to $483.3 million from $374.1 million in the prior-year period, with strong growth from new treaties across most of the region. Foreign currency exchange rates had a favorable effect of $11.8 million on net premiums.

Financial Solutions

The Asia Pacific Financial Solutions business segment includes asset-intensive and fee-based transactions. Pre-tax net income totaled $5.9 million, compared with $8.6 million in the prior year period. Pre-tax adjusted operating losses totaled $0.5 million, compared with a pre-tax adjusted operating income of $7.4 million in the prior-year quarter. A previously disclosed treaty in runoff continues to negatively impact results, but the experience this quarter reflected an improvement compared with the recent trend. The effect of net foreign currency fluctuations was immaterial to pre-tax net income and pre-tax adjusted operating income in the quarter.

Corporate and Other

The Corporate and Other segment’s pre-tax net losses totaled $42.1 million, compared with pre-tax net losses of $23.3 million the year before. Pre-tax adjusted operating losses were $26.6 million, versus the year-ago pre-tax adjusted operating loss of $30.3 million. Current-period results were generally in line with the expected run rate when adjusted for seasonal variation.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.41, payable May 30 to shareholders of record as of May 9.

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Earnings Conference Call

A conference call to discuss first-quarter results will begin at 11 a.m. Eastern Time on Friday, April 28. Interested parties may access the call by dialing 877-719-9789 (domestic) or 719-325-4904 (international). The access code is 323559. A live audio webcast of the conference call will be available on the Company’s Investor Relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay also will be available through Saturday, May 6 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 323559.

The Company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the Company posts periodic reports, press releases and other useful information on its Investor Relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called adjusted operating income as a basis for analyzing financial results. As discussed above, beginning with the announcement of first-quarter results, the Company is modifying the labeling of its non-GAAP measure “operating income” to “adjusted operating income.” This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that adjusted operating income, on a pre-tax and after‑tax basis, better measures the ongoing profitability and underlying trends of the Company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the Company’s underlying businesses. Additionally, adjusted operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the Company’s ongoing operations. The definition of adjusted operating income can vary by company and is not considered a substitute for GAAP net income.

Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations
website at www.rgare.com in the “Earnings” section.

Book value per share excluding the impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Adjusted operating income per diluted share is a non-GAAP financial measure calculated as adjusted operating income divided by weighted average diluted shares outstanding. Adjusted operating return on equity is a non-GAAP financial measure calculated as adjusted operating income divided by average shareholders’ equity excluding AOCI.

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About RGA
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Brazil, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, the United Arab Emirates, the United Kingdom and the United States. Worldwide, RGA has assumed approximately $3.1 trillion of life reinsurance in force, and total assets of $53.8 billion.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, ratios, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the previous paragraphs as “we,” “us” or
“our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on the Company’s liquidity, access to capital and cost of capital, (2) the impairment of other financial institutions and its effect on the Company’s business,
(3) requirements to post collateral or make payments due to declines in market value of assets subject to the Company’s collateral arrangements, (4) the fact that the determination of allowances and impairments taken on the Company’s investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation or claims experience, (6) changes in the Company’s financial strength and credit ratings and the effect of such changes on the Company’s future results of operations and financial condition, (7)
inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company’s current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of the Company’s investment securities or result in the impairment of all or a portion of the value of certain of the Company’s investment securities, that in turn could affect regulatory capital, (11) market or economic conditions that adversely affect the Company’s ability to make timely sales of investment securities, (12) risks inherent in the Company’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to the Company’s initiatives, (18) the success of the Company’s clients, (19) successful execution of the Company’s entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) the Company’s ability to successfully integrate acquired blocks of business
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and entities, (22) action by regulators who have authority over the Company’s reinsurance operations in the jurisdictions in which it operates, (23) the Company’s dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where the Company or its clients do business, (25) interruption or failure of the Company’s telecommunication, information technology or other operational systems, or the Company’s failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data stored on such systems, (26) changes in laws, regulations, and accounting standards applicable to the Company, its subsidiaries, or its business, (27) the effect of the Company’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, and (28) other risks and uncertainties described in this document and in the Company’s other filings with the Securities and Exchange Commission.
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to see Item 1A - “Risk Factors” in the 2016 Annual Report.
Investor Contact
Jeff Hopson
Senior Vice President - Investor Relations
(636) 736-7000
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Adjusted Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2017	2016
Net income	$145,512	$76,472
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	20,253	(21,727)
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(425)	(3,239)
Embedded derivatives:
Included in investment related gains/losses, net	(59,192)	100,873
Included in interest credited	(18,173)	18,947
DAC offset, net	34,021	(50,036)
Investment income on unit-linked variable annuities	(2,673)	(265)
Interest credited on unit-linked variable annuities	2,673	265
Non-investment derivatives	69	(540)
Adjusted operating income	$122,065	$120,750

Reconciliation of Consolidated Income before Income Taxes to Pre-tax Adjusted Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2017	2016
Income before income taxes	$207,844	$107,580
Reconciliation to pre-tax adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	33,272	(31,968)
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(654)	(4,983)
Embedded derivatives:
Included in investment related gains/losses, net	(91,065)	155,189
Included in interest credited	(27,958)	29,149
DAC offset, net	52,340	(76,978)
Investment income on unit-linked variable annuities	(4,113)	(408)
Interest credited on unit-linked variable annuities	4,113	408
Non-investment derivatives	106	(831)
Pre-tax adjusted operating income	$173,885	$177,158

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Adjusted Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31, 2017
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$29,960	$—		$(1,964)		$27,996
Financial Solutions:
Asset Intensive	85,770	59,470	(1)	(93,603)	(2)	51,637
Financial Reinsurance	17,816	—		—		17,816
Total U.S. and Latin America	133,546	59,470		(95,567)		97,449
Canada Traditional	19,328	(2,562)		—		16,766
Canada Financial Solutions	3,592	—		—		3,592
Total Canada	22,920	(2,562)		—		20,358
EMEA Traditional	13,976	(7)		—		13,969
EMEA Financial Solutions	31,918	(4,443)		—		27,475
Total EMEA	45,894	(4,450)		—		41,444
Asia Pacific Traditional	41,688	—		—		41,688
Asia Pacific Financial Solutions	5,872	(6,324)		—		(452)
Total Asia Pacific	47,560	(6,324)		—		41,236
Corporate and Other	(42,076)	15,474		—		(26,602)
Consolidated	$207,844	$61,608		$(95,567)		$173,885

(1)	Asset Intensive is net of $28,884 DAC offset.

(2)	Asset Intensive is net of $23,456 DAC offset.

(Unaudited)	Three Months Ended March 31, 2016
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$51,098	$65		$2,035		$53,198
Financial Solutions:
Asset Intensive	(30,830)	(16,082)	(1)	92,180	(2)	45,268
Financial Reinsurance	15,934	—		—		15,934
Total U.S. and Latin America	36,202	(16,017)		94,215		114,400
Canada Traditional	20,095	(731)		—		19,364
Canada Financial Solutions	592	—		—		592
Total Canada	20,687	(731)		—		19,956
EMEA Traditional	(1,116)	(5)		—		(1,121)
EMEA Financial Solutions	25,424	187		—		25,611
Total EMEA	24,308	182		—		24,490
Asia Pacific Traditional	41,160	(16)		—		41,144
Asia Pacific Financial Solutions	8,553	(1,111)		—		7,442
Total Asia Pacific	49,713	(1,127)		—		48,586
Corporate and Other	(23,330)	(6,944)		—		(30,274)
Consolidated	$107,580	$(24,637)		$94,215		$177,158

(1)	Asset Intensive is net of $13,145 DAC offset.

(2)	Asset Intensive is net of $(90,123) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

(Unaudited)	Three Months Ended March 31,
	2017	2016
Earnings per share from net income:
Basic earnings per share	$2.26	$1.18
Diluted earnings per share	$2.22	$1.17

Diluted earnings per share from adjusted operating income	$1.86	$1.85
Weighted average number of common and common equivalent shares outstanding	65,671	65,217

(Unaudited)	At December 31,
	2017	2016
Treasury shares	14,749	15,073
Common shares outstanding	64,389	64,065
Book value per share outstanding	$115.24	$104.88
Book value per share outstanding, before impact of AOCI	$94.72	$84.11

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2017	2016
Revenues:
Net premiums	$2,365,696	$2,157,005
Investment income, net of related expenses	514,364	417,266
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(17,189)	(33,817)
Other investment related gains (losses), net	77,712	(87,069)
Total investment related gains (losses), net	60,523	(120,886)
Other revenue	68,157	59,183
Total revenues	3,008,740	2,512,568
Benefits and expenses:
Claims and other policy benefits	2,106,145	1,886,764
Interest credited	107,684	87,905
Policy acquisition costs and other insurance expenses	379,389	233,763
Other operating expenses	158,506	157,424
Interest expense	42,402	32,807
Collateral finance and securitization expense	6,770	6,325
Total benefits and expenses	2,800,896	2,404,988
Income before income taxes	207,844	107,580
Provision for income taxes	62,332	31,108
Net income	$145,512	$76,472
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